Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Reports Strong Tax Season Led by 7 Percent Increase in TurboTax Online Units

Company Updates Consumer Group Revenue Guidance

MOUNTAIN VIEW, Calif. - April 25, 2019 - Intuit Inc. (Nasdaq: INTU) today released the second and final update for its fiscal year 2019 consumer tax offerings. Season-to-date through April 20, total TurboTax Online units increased 7 percent and overall TurboTax units increased 5 percent versus the comparable prior-year period.
“We had a great season. As the category leader, we grew the category, grew our share and are proud of the experiences we delivered for our customers,” said Greg Johnson, executive vice president and general manager of Intuit’s TurboTax business.
“We delivered our best free offering yet and made significant progress in our effort to transform the assisted category. We’ve generated strong momentum heading into next year,” said Johnson.
“We improved the experience for customers with simple returns by providing year-over-year data transfer for no charge and extending state filings for free the entire season,” said Michelle Clatterbuck, Intuit’s chief financial officer. “We now expect full-year fiscal 2019 Consumer Group revenue growth of approximately 10 percent, at the high end of our previous guidance range of 9 to 10 percent. We look forward to sharing our full company fiscal third quarter results when we report earnings in May.”

Intuit Reports Total TurboTax Units Through April 20, 2019

Season-to-date TurboTax Federal Unit Data

Units in thousands	Season through April 20, 2019	Season through April 21, 2018	Change Year-Over-Year
TurboTax Online	31,861	29,814	7%
TurboTax Desktop	4,889	5,030	-3%
Sub-total TurboTax Units	36,750	34,844	5%
TurboTax Free File Alliance	1,171	1,169	0%
Total TurboTax Units	37,921	36,013	5%

The company is scheduled to report third quarter fiscal 2019 results on May 23.
About Intuit
Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit’s Consumer Group.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: our ability to compete successfully; our participation in the Free File Alliance; governmental encroachment in our tax businesses, our ability to adapt to technological change; our ability to predict consumer behavior; our ability to protect our intellectual property rights; our reliance on third party intellectual property; any harm to our reputation; risks associated with acquisitions and divestitures; issue of additional shares as consideration or incurring debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our

Intuit Reports Total TurboTax Units Through April 20, 2019

offerings; failure to process transactions effectively; interruption or failure of our information technology; ability to maintain critical third party business relationships; our ability to attract and retain talent; deficiency in quality, accuracy or timely launch of products; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2018 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2019 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this release. We do not undertake any duty to update any forward-looking statement or other information in this presentation.